Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into and made effective as of June 1, 2007 (the “Effective Date”), by and between ProMed Health Care Administrators, a California corporation (“ProMed HCA”) and Jeereddi Prasad, M.D., an individual (“Executive”).

WHEREAS, the execution of this Agreement is a condition to the closing of the transactions under that (a) Stock Purchase Agreement dated as of May 21, 2007 among Prospect Medical Group, Inc., a California professional corporation (“PMG”), Prospect Medical Holdings, Inc., a Delaware corporation and an affiliate of PMG (“PMH”), Upland Medical Group, A Professional Medical Corporation (“ProMed Upland”) and Executive (the “ProMed Upland Stock Purchase Agreement”), (b) Agreement and Plan of Reorganization dated as of May 21, 2007 among PMG, Prospect Pomona Medical Group, Inc., a California professional corporation, PMH, Pomona Valley Medical Group, Inc. dba ProMed Health Medical Group Network of Pomona Valley Inc.  (“ProMed Pomona”) and certain of the ProMed Pomona Shareholders (the “ProMed Pomona Merger Agreement”), and (c) Agreement and Plan of Reorganization dated as of May 21, 2007 among PMH, Prospect Health Administrators, Inc., a California corporation, ProMed Health Services Company, a California corporation (“ProMed HCA Parent”), ProMed Health Care Administrators, a California corporation (“ProMed HCA”) and certain of the ProMed HCA Parent shareholders (the “ProMed HCA Merger Agreement”).

WHEREAS, Executive is currently the President of ProMed Upland, ProMed Pomona, ProMed HCA and ProMed HCA Parent under an existing employment Agreement (“Existing Employment Agreement”).

WHEREAS, PMH and PMG, as the new owners of the business of ProMed Upland, ProMed Pomona, ProMed HCA Parent and ProMed HCA (collectively, the ProMed Entities”), desire that Executive remain as an officer of the ProMed Entities, pursuant to the terms and conditions set forth herein.

WHEREAS, the Executive has entered into a Non-Compete Agreement, dated as of even date herewith, with PHM (the “Non-Compete Agreement”).

WHEREAS, this Agreement shall supersede and replace the Existing Employment Agreement with no further consideration due thereunder.

NOW, THEREFORE, the parties agree as follows:

1.                                       TERM OF EMPLOYMENT.  ProMed HCA hereby employs Executive and Executive accepts such employment for an initial term of three (3) years commencing as of the date of this Agreement (the “Commencement Date”) which shall be automatically renewed for successive one year periods unless either party gives written notice of non-renewal at least ninety(90) days prior to the expiration of the initial or any renewal term, subject to termination at any time, in accordance with the termination provisions of Section 5 below (the “Term”).

2.                                       DUTIES.  Executive shall be employed as the President of ProMed HCA.  Executive shall also serve, without additional compensation, as President of each of the other ProMed

Entities.  Executive shall perform such duties pertaining to the operations of the ProMed Entities as the ProMed Entities, PMG, PMH or any of their respective Board of Directors may from time to time direct.  During the period of employment, if elected, Executive shall serve as director on the Board of Directors of PMH.  ProMed HCA agrees to nominate Executive as a director to the independent members of PMH’s Board of Directors.  If approved by the independent members of PMH’s Board of Directors, ProMed HCA will request the full board of PMH’s vote on the appointment of Executive to fill a current vacancy on PMH’s Board of Directors.  Additionally, if requested by PMH’s Board of Directors, Executive will serve as a director on the board of directors of any or all of the ProMed Entities.  Executive shall also serve as a member of any board committee to which he may be appointed.  Executive shall not receive any additional compensation for sitting on any such boards or committees.

3.                                       NECESSARY SERVICES.

(a)                                  Performance of Duties.  Executive agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform to the reasonable satisfaction of the ProMed Entities all of the duties that may be assigned to him hereunder.  Such duties shall be of a kind that are typically assigned to, and reasonably commensurate with, the position of Chief Executive Officer of a subsidiary or affiliate company.  Executive acknowledges that Jacob Y. Terner, M.D., the Chief Executive Officer of PMH and PMG, and/or the Board of Directors of PMH, shall assign tasks to Executive which are commensurate with an executive position.

(b)                                 Faithful and Diligent Performance.  During the Term of the Agreement, Executive agrees to devote such time, energy, skill and efforts to the performance of his duties hereunder as are necessary to allow Executive to faithfully and diligently further the business and interests of the ProMed Entities.  The obligations hereunder shall not preclude Executive from working or involving himself in any other business venture so long as it does not detract from Executive’s ability to provide services to the ProMed Entities and any directorships or committee positions he is then serving under the terms of this Agreement (including not conflicting with the provisions of Subsection (c) below).

(c)                                  Services by Executive.  Executive agrees that, during the period of his employment, Executive shall provide personal services to the ProMed Entities pursuant to this Agreement, and Executive will not, within the California counties of Los Angeles, San Bernardino and Orange (other than Executive’s existing business with the Chaparral Clinics), without the prior written consent of PMH (which consent may be granted or withheld in the sole and absolute discretion of PMH), individually or in any combination, directly or indirectly, as an owner, shareholder, director, officer, trustee, partner, associate, consultant, principal, agent, contractor, employee or otherwise:

(i)                                     engage, participate in, form, contract, aid, or hold any interest in an independent physician association (IPA) with over 50,000 enrollees, or any entity that manages an IPA with over 50,000 enrollees, which is, or as of the Executive’s engagement or participation, would become, competitive with any aspect of the business or operations of the ProMed Entities, PMH, PMG or any affiliate of any of them (it being understood that the restrictions of this Subsection (a) shall not restrict (A) Executive from practicing medicine generally, nor restrict Executive from contracting with IPAs for the provision of personally-provided patient care services, provided that such practice does not detract from Executive’s ability to provide services to the ProMed Entities or any directorship or committees to which Executive is then serving under the terms of this Agreement, (B) restrict Executive from his ownership and/or operation of the Chaparral Clinics, (C) prohibit Executive from owning up to five percent (5%) of any class of securities of any publicly traded company, or (D) prohibit Executive from continuing to engage in any activity in which Executive was engaged in as of the Effective Date, which activities have been disclosed in writing to Prospect provided such activities do not now, or in the future, become a conflict of interest with the business of Prospect or its affiliates).

(ii)                                  commit any other act or assist others to commit any other act that is injurious to the business of the ProMed Entities or any of the ProMed Entities’ affiliates, including but not limited to PMG, PMH, or any other of PMH’s affiliates.  Executive shall be entitled to attend seminars, conferences and meetings relating to the business of PMH consistent with PMH established policies in that regard so long as such attendance does not interfere with Executive’s duties to the ProMed Entities.

4.                                       COMPENSATION.

(a)                                  Base Salary.  ProMed HCA shall pay Executive a base salary of Three Hundred Thousand Dollars ($300,000) per annum, effective as of the Commencement Date.  Payments shall be made in periodic installments in accordance with the normal payroll practices of PMH and its affiliates.

(b)                                 Employee Benefits.  Executive shall be entitled to participate in all of the employee fringe benefit plans and programs available to other executive employees of PMH.  Executive shall receive an automobile allowance of One Thousand Three Hundred Dollars ($1,300) per month and reimbursement for one week annually of continuing medical education.  PMH retains the right to modify or eliminate such plans and programs, and to consolidate such plans and programs with those of its parent or affiliated corporations.

(c)                                  Deductions and Withholding.  Executive hereby agrees that ProMed HCA may deduct and withhold from the compensation payable to Executive hereunder any amounts of money required to be deducted or withheld by ProMed HCA under the provisions of any and all applicable local, state or federal statutes or regulations or any amendments thereto hereafter enacted requiring the withholding or deducting of compensation.

(d)                                 Bonus.  Executive shall be entitled to an annual incentive bonus of 6.67% of the amount by which the EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) of the aggregate ProMed Entities exceeds $10,500,000, $11,500,000, $12,500,000, $13,500,000 and $14,500,000 in fiscal years 2007, 2008, 2009, 2010 and 2011, respectively.

5.                                       TERMINATION.

(a)                                  Term.  Except as provided herein, this Agreement shall terminate at the end of the initial or any renewal Term specified in Section 1 of this Agreement.

(b)                                 Termination For Cause And Other Specified Events.  Notwithstanding the provisions of paragraph (a) above, Executive’s employment with ProMed HCA shall terminate upon any of the events specified below:

(i)                                     Upon the death of Executive, or (at the election of ProMed HCA) the permanent disability of Executive, “permanent disability” being defined as any continuous loss of one-half (½) or more of the time spent by Executive in the usual daily performance of his duties as a result of physical or mental illness for a continuous period in excess of ninety (90) days.

(ii)                                  Upon the date that ProMed HCA ceases to conduct business for any reason whatsoever (other than the voluntary consolidation of ProMed HCA’s business into PMG, PMH or one of their affiliates, in which case the terms of this Agreement shall continue and Executive shall continue to be responsible for the business of ProMed HCA and within PMG, PHH or such affiliate despite such voluntary consolidation);

(iii)                               At the election of ProMed HCA, upon the breach by Executive of any term or condition of this Agreement or upon the dismissal of Executive by ProMed HCA for Cause.  For purposes of this Agreement, “Cause” shall be deemed to exist if Executive (1) engages in one or more acts constituting criminal conduct; (2) engages in one or more acts involving fraud or serious moral turpitude; (3) misappropriates assets or engages in gross misconduct materially injurious to ProMed HCA or its parent or affiliates; or (4) engages in a course of conduct or pattern of behavior that has had or will have a material adverse impact upon ProMed HCA or its parent or affiliates, or their business or operations.  Termination under this subparagraph shall be effective immediately upon written notice by ProMed HCA.

(iv)                              At the election of Executive for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean (i) ProMed HCA’s failure to pay Executive’s salary pursuant to this Agreement for more than 30 days, (ii) a change in Executive’s title, responsibilities or duties to a materially lesser status or degree than his title, responsibilities or duties as of the Effective Date, or (iii) the relocation of ProMed HCA’s principal executive offices outside a 25-mile radius provided, however, that Employee shall be required to render services from time to time at such other offices of PMH or PMG within or without the United States as ProMed HCA, PMG or PMG may require in the performance of Executive’s duties.

(c)                                  Compensation Following Termination For Cause And Other Specified Events.  In the event Executive’s employment is terminated pursuant to paragraph (b) above, ProMed HCA shall pay to Executive the portion of the total amount of the Base Salary earned through the date of termination.  In addition, Executive shall be paid any vacation, PTO, or other compensation that has accrued pursuant to ProMed HCA’s written policies but has not been used.  Otherwise, ProMed HCA shall have no obligation to make payments to, or bestow benefits upon, Executive following the date of termination.

(d)                                 Termination Without Cause.  Notwithstanding the above-stated provisions, ProMed HCA retains the right to terminate Executive’s employment “at-will,” either with or without cause and in its sole discretion; provided, however, that if ProMed HCA elects to exercise its right to terminate without cause under this provision, Executive shall be entitled to continue receiving all of the following for the balance of the Term or a period of six (6) months, whichever is greater, as though Executive were continuing to perform services to ProMed Upland under this Agreement:  (1) his full Base Salary as set forth in paragraph 4(a) above, (2) the bonus as set forth in paragraph 4(d) above, and (3) payment of the premiums to continue group medical coverage for himself and his spouse and dependents.  In addition, Executive shall be paid any vacation, PTO, or other compensation that has accrued pursuant to ProMed HCA’s written policies but has not been used, as of the date of termination.  Otherwise, ProMed HCA shall have no obligation to make payments to, or bestow benefits upon, Executive following the date of termination.

(e)                                  Return of Company’s Property.  Upon expiration of this Agreement, or in the event Executive’s employment is terminated for any reason during the Term of this Agreement, ProMed HCA may, at its option, require Executive to vacate his offices immediately, and to cease all activities on ProMed HCA’s behalf.  Executive agrees that upon receiving notice of termination of his employment in any manner, he will immediately deliver to ProMed HCA all notebooks, brochures, documents, memoranda, reports, price lists, files, invoices, purchase orders, books, correspondence, customer lists, or other written or graphical records, and the like, relating to the business or work of ProMed HCA, which are or have been in his possession or under his control.  Executive hereby expressly acknowledges that all such materials referenced above are the property of ProMed HCA.

6.                                       EXPENSES.  ProMed HCA shall pay for or reimburse Executive for all properly documented reasonable business expenses incurred or paid for by Executive in the performance of his duties hereunder, including expenditures for travel, mileage, professional organization dues and other authorized expenses, subject to such written policies or guidelines and/or requirements for verification as ProMed HCA may, in its sole and absolute discretion, establish.

7.                                       CONFIDENTIALITY AND TRADE SECRETS.

(a)                                  Confidential Information.  Executive shall keep in strictest confidence all information relating to the business, affairs, customers and suppliers of the ProMed Entities or their parent or affiliates (collectively hereinafter referred to as “Trade Secrets”), including, among other things but without limitation, the ProMed Entities’ cost of performing services, pricing formulae, methods or procedures, and customer lists, which Executive may acquire during the performance of his services and duties hereunder and which is not otherwise generally known to the public.  Executive acknowledges that such Trade Secrets are of great value, and have been developed and/or acquired at great expense to the ProMed Entities, and the ProMed Entities would not enter into this contract of employment and such information would not be made available to Executive in Executive’s fiduciary capacity unless the ProMed Entities were assured that all such information will be used for the exclusive benefit of the ProMed Entities.  Accordingly, during the term of this Agreement, and at all times thereafter, Executive shall not publish, communicate, divulge, disclose or use, whether or not for his own benefit, any such information without the prior written consent of the ProMed Entities.

(b)                                 Non-Diversion.  Executive hereby specifically agrees that he will not utilize any information concerning patients, customers, or business associates of the ProMed Entities, or its parent or affiliates, which Executive acquires during the term of this Agreement, whether or not the same originated through Executive’s efforts, for any purpose detrimental to the business of the ProMed Entities or their parent or affiliates.  Without limitation of the foregoing, Executive agrees that he shall not at any time interfere with any existing contracts of the ProMed Entities, nor divert or attempt to divert business or patients away from the ProMed Entities or their parent or affiliates.

(c)                                  Solicitation of Employees.  Executive acknowledges that important factors in the ProMed Entities’ business and operations are the loyalty and good will of its employees.  Accordingly, Executive agrees that both during the term of this Agreement, and following the expiration or termination of this Agreement, he will not (i) solicit for hire, or induce any party to recruit, hire or solicit for hire, any of the persons listed in Schedule 2.17 to the ProMed Upland Stock Purchase Agreement, ProMed Pomona Merger Agreement or ProMed HCA Merger Agreement or any entities or persons who are independent contractors of the ProMed Entities on the Effective Date (ii) solicit, divert or take away, or attempt to solicit, divert or take away, any customers, business or clients of the ProMed Entities or the ProMed Entities’ affiliates (including, without limitation, any third party payors); (iii) solicit or induce any party to solicit, any contractors of the ProMed Entities or the ProMed Entities’ affiliates to enter into the same or a similar type of contract with any other party; or (iv) disrupt, damage, impair, or interfere with the business of the ProMed Entities or the ProMed Entities’ affiliates; provided, however, that the restrictions set forth above in (i) with respect to Executive’s ability to hire employees or independent contractors of the ProMed Entities or the ProMed Entities’ affiliates are limited to a period of (A) six (6) months from the termination or expiration of this Agreement), or (B) the expiration of the non-competition provisions of the Non-Compete Agreement, whichever is greater, being executed by Executive concurrently herewith provided that Executive has remained in compliance with the non-solicitation requirements set forth above during the restriction period.  Executive further agrees that information as to the capabilities of the ProMed Entities’ employees, their salaries and benefits, and the other terms of their employment is confidential and proprietary to the ProMed Entities and constitutes its valuable trade secrets.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from accepting an affirmative response from a person to a general recruitment or advertising effort carried out through public or general solicitation or hiring a person in the absence of any indirect or indirect solicitation or inducement.

(d)                                 Ongoing Obligation.  The provisions in this Section 7 shall be binding during Executive’s employment.  In the event the provisions in this Section 7 are more restrictive than permitted by the laws of the jurisdiction in which enforcement of this provision is sought, such provisions shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

8.                                       REMEDY FOR BREACH.  Executive acknowledges that the services to be rendered by him hereunder are of a special, unique and extraordinary character, which gives this Agreement a peculiar value to the ProMed Entities, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and a breach by Executive of the provisions of this Agreement will cause the ProMed Entities irreparable injury.  It is, therefore, expressly acknowledged that the Provisions of Sections 3 and 7 of this Agreement may be enforced by injunction and other equitable remedies, without bond.  Such relief shall not be exclusive, but shall be in addition to any other rights or remedies ProMed HCA may have for such breach, and the ProMed Entities shall be entitled to recover all costs and expenses, including reasonably attorneys’ fees, incurred by reason of any breach of the covenants of this Agreement.

9.                                       ATTORNEYS’ FEES.  In the event of any dispute (including but not limited to actions, suit, or arbitration) between the parties hereto in connection with this Agreement or Executive’s employment with ProMed HCA or termination thereof, or to enforce any provision or right hereunder, the prevailing party shall be entitled to an award of all costs and expenses incurred in connection therewith, including but not limited to reasonable attorneys’ fees incurred by the prevailing party.

10.                                 GENERAL PROVISIONS.

(a)                                  The failure of ProMed HCA at any time to enforce performance by Executive of any provisions of this Agreement shall in no way affect ProMed HCA’s rights thereafter to enforce the same, nor shall the waiver by ProMed HCA of any breach of any provision hereof be held to be a waiver of any other breach of the same or any other provision.

(b)                                 This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of ProMed HCA; provided, however, it is understood and agreed that the services to be rendered and the duties to be performed by Executive hereunder are of a special, unique and personal nature and that it would be difficult or impossible to replace such services; by reason thereof, Executive may not assign either the benefits or the obligations of this Agreement.

(c)                                  Any notices, requests, consents, or other communications required or permitted under this Agreement shall be in writing and may be delivered in person to the other party, or sent by United States mail or commercial courier service.  The addresses set forth below shall be deemed sufficient for purposes of providing notice under this Agreement:

To Executive:                                                                      Jeereddi Prasad, M.D.
[Intentionally Omitted]

To ProMed:                                                                                ProMed Health Care Administrators
c/o Prospect Medical Group
1920 East 17th Street, Suite 200
Santa Ana, CA 92705
Attn: Jacob Y.  Terner, M.D.

Each party may change his or its address through written notice in compliance with this Section.  Written notice provided by methods other than those specified herein shall be effective if actually received, in timely fashion, by the other party.

(d)                                 This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written agreements and negotiations between the parties.  Nothing in this Agreement shall be deemed to be a limitation on the remedies of any of the parties under the Non-Compete Agreement.

(e)                                  The headings of the several paragraphs in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(f)                                    This Agreement may not be modified except by a written instrument signed by all parties hereto.

(g)                                 All clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, such clauses or covenants shall be limited as permitted under applicable law, or, if the same are not susceptible to such limitation, this Agreement shall be interpreted as if such invalid clauses or covenants were not contained herein.

(h)                                 This Agreement is made with reference to the laws of the State of California and shall be governed by and construed in accordance therewith.  Any litigation concerning or to enforce the provisions of this Agreement shall be brought in the courts of the State of California.

(i)                                     Any and all disputes arising under this Agreement, or with respect to Executive’s employment or the other subject matters addressed in this Agreement (other than claims for specific performance or other equitable relief permitted by this Agreement), shall be resolved through binding arbitration.  The arbitration shall be administered by JAMS, with the arbitration to be conducted in Los Angeles, California.  Notwithstanding the foregoing, the parties shall have the rights to discovery in accordance with California Code of Civil Procedure Section 1283.05.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Jeereddi Prasad, M.D.
Jeereddi Prasad, M.D.

ProMed Health Care Administrators

By:	/s/ Jacob Y. Terner, M.D.
Jacob Y. Terner, M.D.
Vice President